CONTRACT MANUFACTURING AGREEMENT

This Contract Manufacturing Agreement (this "Agreement"), is made effective as of May 30, 2008 (the "Effective Date"), between TECO-Westinghouse Motor Company, Inc., a Delaware corporation having its headquarters at 5100 N. IH-35, Round Rock, TX 78681 ("TWMC"), and DeWind Inc, a Nevada corporation having its headquarters at 2026 McGraw Avenue, Irvine, CA 92614 ("DeWind"). DeWind designs and sells wind turbines and desires to purchase assembled Turbine Component Sets from TWMC for those turbines. TWMC currently assembles Sets according to DeWind's Specifications with Materials provided by DeWind, and the parties wish to memorialize the terms of that relationship. Additionally, the parties desire that TWMC assume responsibility for purchasing, staging, and storing the Materials as necessary to accomplish the assembly of Sets. Accordingly the parties agree as follows:

1. **Definitions.**

1.1 **"Bill of Materials"** means the list of parts, components, and packing materials required for the assembly of the Sets pursuant to the Specifications. If DeWind revises the Bill of Materials for any of its models of wind turbines (other than prototypes or models not intended to be addressed by this Agreement), it shall immediately notify TWMC of such revisions, and such revisions shall be in effect for Purchase Orders submitted following such revision.

1.3 **"Confidential Information"** means (a) technology, data, know-how, or information whether written or oral, technical or non-technical, including financial statements, reports, pricing, trade secrets, secret processes, formulas, specifications, algorithms, employee data, and the like that the other party learns, encounters or obtains possession or knowledge of in the course of this Agreement; (b) the terms of this Agreement; and (c) the terms of any Purchase Orders.

1.4 **"Logistics"** means organizing the timely delivery of goods, including facilitating clearance through customs, as necessary.

1.5 **"Manufacturing Processes"** means all manufacturing methods, processes or procedures used, created, invented or discovered by TWMC, including all modifications thereto by TWMC.

1.6 **"Materials"** means the parts, components, and packing materials set forth on the applicable Bill of Materials.

1.7 **"Pre-Existing Intellectual Property"** means any intellectual property, materials, drawings, tools, software, plans, ideas, concepts, innovations, inventions, designs, methodologies, trade secrets, copyrightable subject matter, patents and other intellectual property and proprietary information of a party that (1) existed prior to the date on which either party started to disclose its Confidential Information to the other party, or (2) is or was created thereafter without any reference to the Confidential Information or intellectual property of the other party.

1.8 **"Purchase Order"** means a purchase order submitted by DeWind and acknowledged in writing by TWMC setting forth the Sets being purchased by DeWind, the price of those Sets (the "Purchase Price"), the Ship Date, the point of shipment, terms of limitations of liabilities in customer contracts, any modifications to the standard Specifications, and other relevant information.

1.9 **"Release-To-Manufacture"** means a written document submitted by DeWind and acknowledged in writing by TWMC setting forth the parties' agreement to proceed with a Purchase Order.

1.11 **"Ship Date"** means the ship date set forth in the Purchase Order, as the same may be modified by the Release-to-Manufacture or other written communication between the parties.

1.12 **"Specifications"** means DeWind's product specifications, drawings, analytical testing methods and quality control specifications for Sets, as the same may be amended from time to time. If DeWind revises its Specifications for any of its models of wind turbines (other than prototypes or models not intended to be addressed by this Agreement), it shall immediately notify TWMC of such revisions, and such revisions shall be in effect for Purchase Orders submitted following such revision.

1.13 **"Term"** has the meaning set forth in Subsection 6.1.

1.14 **"Turbine Component Set" or "Set"** means, completed and packed for shipment, one nacelle, one hub, and one set of loose items for turbine erection, as set forth in Schedule 1 to this Agreement, for the D8.2 wind turbine and all of DeWind's and all of DeWind's affiliates' models of wind turbines designed or offered for sale after the D8.2 wind turbine, including but not limited to, DeWind's D8 wind turbine.

2. Materials.

2.1 **Supply Chain Management.** DeWind will employ all commercially reasonable efforts to transfer management of the supply chain to TWMC as quickly as practical, including assigning current agreements with suppliers to TWMC when practical following the Effective Date. TWMC will cooperate in facilitating the delivery of Materials as reasonably requested by DeWind. Among other responsibilities, supply chain management requires ordering Materials, managing Logistics for Materials, and maintaining relationships with suppliers. Supply chain management responsibilities will be transferred to TWMC incrementally during the remainder of 2008, until TWMC is responsible for purchasing all required Materials, other than limited Materials that the parties agree should be handled in whole or in part, from time to time, by DeWind. DeWind will assist TWMC in the management of the supply chain as reasonably requested by TWMC, including the purchase of certain Materials, if necessary to obtain preferred terms, to facilitate improved warranties or for other mutual benefits. After primary responsibility for supply chain management has been transferred to TWMC, both parties will use commercially reasonable efforts to reduce the cost of the Materials and the purchase price.

2.2 **Materials.** Regardless of which party purchases Materials, they will be purchased only from DeWind-approved suppliers. Both parties will use commercially reasonable efforts to find, evaluate and qualify alternative third-party suppliers to reduce the cost of the Materials and the risks associated with sole-source suppliers. TWMC will negotiate with major component suppliers whose warranties do not extend for five years or that do not provide in/out warranties to obtain such warranties at no additional charge. If such warranties are not available at no additional charge, TWMC will attempt to secure the option to obtain such terms at a price as favorable as can reasonably be negotiated.

2.3 **Logistics.** TWMC will be responsible for Logistics for Materials regardless of which party purchased those Materials. If TWMC arranges Logistics for Materials purchased by DeWind, DeWind will pay TWMC for the provision of those Logistics services in accordance with the following schedule:

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(a) for Materials for which the cost of shipping and customs is less than or equal to $5,000 TWMC will provide Logistics services and pay the service provider and applicable fees in exchange for 120% of the actual cost of the shipping and other third-party charges and fees;

(b) for Materials for which the cost of shipping and customs is more than $5,000, but less than or equal to $20,000, TWMC will provide Logistics services and pay the service provider and applicable fees in exchange for 115% of the actual cost of the shipping and other third-party charges and fees;

(c) for Materials for which the cost of shipping and customs is more than $20,000, TWMC will provide Logistics services and pay the service provider and applicable fees in exchange for 110% of the actual cost of the shipping and other third-party charges and fees.

2.4 **Spare Parts.** TWMC will be responsible for ordering and stocking spare items in quantities agreed upon by the parties and will maintain a spare parts list detailing prices, quantities and availability.

2.5 **Obsolescence.** DeWind acknowledges that TWMC will often purchase Materials in bulk, and agrees to cooperate in good faith to help ensure that purchased Materials do not become obsolete due to changes in the Specifications or announcements of new models. DeWind agrees (i) to notify TWMC of anticipated changes to specifications, or announcements of new models, as far in advance as practicable in order to reduce the amounts of Materials that may become obsolete, and (ii) to share evenly any of TWMC's losses resulting from purchased Materials becoming unusable in the assembly of Sets due to changes in the Specifications, DeWind ceasing to offer a particular model, or the announcement of a new model. TWMC shall provide DeWind with weekly reports on the inventory of Materials.

3. Assembly of Turbine Component Sets.

3.1 **Cost Reduction.** TWMC and DeWind will cooperate in good faith to reduce the cost of Sets by methods such as obtaining alternate sources of Materials, reducing the cost of Materials from current suppliers, revising Specifications, and improving assembly or test methods. DeWind shall have the right to approve or disapprove all cost-reduction methods prior to their implementation. TWMC will provide electrical, mechanical, manufacturing, and industrial engineering experience and DeWind will provide engineering support for such cost reduction efforts. The parties acknowledge that each has limited resources to devote to such cost reduction efforts, but each will dedicate reasonable engineering and supply chain resources thereto. Upon TWMC's receipt of reasonable requests submitted periodically by DeWind for purposes of investigating engineering modifications most likely to result in meaningful cost reductions, TWMC shall provide the cost basis for an individual component or a discrete set of components.

3.2 **Product Specifications and Quality Assurance.**

(a) TWMC will assemble Sets in accordance with the Specifications provided by DeWind. DeWind will provide TWMC with any alterations to the Specifications for designated Purchase Orders, and will cooperate with TWMC to address any consequences of such alterations to Specifications.

(b) TWMC will perform quality assurance testing for each of the Sets as the parties may agree. All fixtures, software and systems related to the quality assurance testing shall be provided by, and

at the expense of, TWMC unless otherwise agreed by the parties. TWMC will provide quality assurance testing records and documentation to DeWind upon DeWind's request.

3.3 **Inspection.** Upon reasonable advance written notice, representatives of DeWind or DeWind's customers may enter TWMC's premises to ensure that Sets are being manufactured in accordance with the Specifications. All such entry onto TWMC's premises will (i) be in compliance with TWMC's then-current, reasonable security provisions, including proper supervision by TWMC personnel; and (ii) occur at mutually agreed upon times during TWMC's normal business hours.

3.4 **Certification.** During the Term, TWMC will maintain ISO 9001 certification.

3.5 **Annual Reviews.** The parties agree to meet in December of each year during the Term to review this Agreement with the objective of implementing any necessary amendments before the beginning of the next calendar year.

3.6 **Reports.** TWMC will provide DeWind with regular reports outlining the status of Sets that have been ordered, but not shipped, in a format mutually agreed upon by the parties.

3.7 **Assembly.** During the Term, TWMC will assemble Sets in accordance with applicable Purchase Orders, Releases-to-Manufacture, and the terms and conditions described herein.

4. **Order Volume, Delivery, Invoicing and Payment.**

4.1 **Order Volume.** DeWind will place Purchase Orders and execute Releases-to-Manufacture for the following minimum numbers of Sets with Ship Dates during the periods indicated below:

(a) at least 25 Sets for the remainder of 2008;

(b) at least 150 in 2009 (on a schedule mutually agreed upon by the parties);

(c) at least 5 sets per week in 2010 and every subsequent year during the Term.

DeWind acknowledges that TWMC must devote significant resources to this Agreement, including, but not limited to labor, capital and plant resources, and will reasonably cooperate with TWMC to coordinate delivery requirements in such a manner that the assembly of Sets can be properly staged and TWMC's resources may be efficiently utilized.

4.2 **Minimum Assembling Availability Requirement.** Subject to the availability of Materials, TWMC shall make at least enough space, equipment, assembly lines and other manufacturing resources available to DeWind to produce the following number of Sets per week:

(a) at least 1 Sets per week for the remainder of 2008;

(b) at least 10 Sets per week in 2009, provided that the Purchase Orders are submitted and Released;

(c) at least 10 Sets per week in 2010 and every subsequent year during the Term.

4.3 **Shipments.**

(a) TWMC will prepare all Sets for shipment, and DeWind, on its own behalf or in cooperation with its customer or its customer's agent, will provide trucks for shipment on the Ship Date. TWMC will pack the Sets for domestic shipping, or, upon DeWind's request, and for an additional charge, will pack the Sets for ocean shipment. All Sets are F.O.B. at the point of shipment, which will be at the TWMC facility designated in the applicable Purchase Order. TWMC will, at its own expense, load completed Sets onto trucks provided by DeWind for shipment. TWMC will notify DeWind promptly of any anticipated delays in the completion of a Set or Sets. Unless otherwise agreed upon in the applicable Purchase Order, TWMC will reimburse DeWind for damages it owes to its customers, but only if, and then only to the extent that, TWMC is primarily responsible for such delay. DeWind shall notify TWMC of any liquidated damages to which it agrees with its customers in each Purchase Order. TWMC will not be responsible for reimbursing DeWind for liquidated damages that are not specified in applicable Purchase Orders. TWMC will not be responsible for Logistics relating to finished Sets, but will work with the ultimate customer as reasonably requested to coordinate shipment.

(b) DeWind will pay reasonable amounts invoiced by TWMC for items that require the expenditure of additional resources (such as storage, relocation of Sets on TWMC's property, and other such items), to the extent that such expenditure results from DeWind requesting or causing (i) the storing, handling, or packaging of Sets other than as described in this subsection 4.2 or in an applicable Purchase Order or (ii) delayed or rescheduled Purchase Orders or Ship Dates.

(c) TWMC will cooperate with DeWind to facilitate the settlement of claims for shipping damages, but will not be financially responsible for such damages. Although title and risk of loss transfers to DeWind or DeWind's customer at the point of shipment from TWMC's facilities, TWMC reserves the right to place a lien on each Set and each part of a Set until full payment has been received.

4.4 Pricing.

(a) DeWind will pay TWMC the Purchase Price as well any other money owed pursuant to this Agreement. The Purchase Price will be subject to numerous variables, including, but not limited to, the implementation of cost saving techniques as described in Subsection 3.2, increased or decreased costs of Materials, and changes in currency exchange rates. Such variations will be agreed upon by the parties in each applicable Purchase Order. Additionally, the Purchase Price for each order will be reduced by the actual cost of any Materials provided by DeWind at TWMC's request. Changes to Purchase Orders may result in increased charges.

(b) DeWind is responsible for the payment of all taxes relating to the sale and shipment of the Sets except for taxes on TWMC's income.

4.5 Invoices and Payment. TWMC will invoice DeWind for the Purchase Price in accordance with the schedule below, and will invoice DeWind for all other amounts due to TWMC under this Agreement as those charges are incurred. All amounts invoiced and properly owed under this Agreement must be paid by DeWind within thirty days of the due date except for the amounts described in 4.4(d) below. Unless otherwise negotiated on a case-by-case basis, the minimum payment schedule for the Purchase Price on each Purchase Order will be as follows:

(a) upon execution of a Release-To-Manufacture, thirty percent of the Purchase Price will be due;

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(b) thirty days after the execution of a Release-To-Manufacture, twenty percent of the Purchase Price will be due;

(c) upon making the finished Sets available for shipment forty percent of the Purchase Price will be due; and

(d) upon making the finished Sets available for shipment the remaining ten percent of the Purchase Price will be due. Such amounts must be paid by DeWind within sixty days after the due date.

4.6 Order Assignment. If, at any time during the Term, DeWind (i) fails to perform under this Agreement, including but not limited to the failure to make any payments due under this Agreement, and (ii) does not cure such failure within twenty days following its receipt of notice from TWMC, then TWMC may, by written notice, demand that DeWind assign the applicable Purchase Order to DeWind's customer, subject to the customer's acceptance of such assignment and subject to the cure, at or prior to the assignment, of the defaults under the applicable Purchase Order identified in such written notice. Further, if such assignment is not obtained for any reason within ten business days after DeWind's receipt of such notice, TWMC may stop work on the applicable Purchase Order, without any liability for such work stoppage, until such assignment is obtained or until DeWind cures those defaults previously identified by TWMC in the written notice. Any Purchase Order assigned to a third party will incorporate the same terms and conditions as those set forth in this Agreement, and the third party assignee will expressly agree in a written agreement with TWMC to be bound by such terms and conditions.

4.7. Step In Rights. TWMC acknowledges and agrees that DeWind may grant its customers the right to assume, perform or satisfy DeWind's obligations under this Agreement such that TWMC will fulfill orders for Sets to be delivered to such customers, provided that such performance or satisfaction will not relieve DeWind of any obligations under this Agreement not performed by DeWind's customers. Before DeWind's customers may assume, perform or satisfy any of DeWind's obligations under this Agreement they must expressly agree in a written agreement with TWMC to be bound by the applicable terms and conditions of the Purchase Order and the applicable terms and conditions of this Agreement.

5. Warranties and Disclaimers.

5.1 Assembly Warranty. TWMC warrants that the Sets furnished hereunder will be assembled in conformity with the Specifications, the applicable Purchase Orders and this Agreement, that TWMC's work hereunder will be performed in a good and workmanlike manner, and that the Sets will be free from material defects in workmanship and materials, and delivered free of liens and encumbrances, except for liens and encumbrances asserted by TWMC in accordance with this Agreement and all applicable laws. The warranty duration shall be either (i) 24 months after the start of commercial operation or (ii) 30 months after the later of (A) the Ship Date or (B) the date the Set is made available for shipment, whichever ends first. TWMC will use good faith efforts to make available for purchase on reasonable terms, a warranty with a duration of (i) 60 months after the start of commercial operation or (ii) the later of (A) 66 months after the Ship Date or (B) the date the Set is made available for shipment, whichever ends first. This warranty is conditioned upon the storage, installation, operation and maintenance of the Sets in accordance with applicable DeWind and TWMC recommendations and standard industry practice. The conditions of any tests intended to address required warranty coverage shall be mutually agreed upon by the parties and TWMC shall be notified of, and may be present at, all tests that may be made. Upon request by DeWind, TWMC will provide a quote for an in/out warranty on a case-by-case basis.

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5.2 Pass-Through Warranties. TWMC will be responsible for the quality of Materials and for ensuring that Materials will conform to the Specifications. TWMC will, to the extent permitted, pass through all warranties it receives from the suppliers of the Materials to DeWind and DeWind's customers. TWMC will be administratively and logistically responsible for enforcing those warranties and will use commercially reasonable efforts to enforce them on behalf of DeWind and its customers. TWMC will not be obligated to incur any out-of-pocket expenses, other than incidental expenditures, in the enforcement of third-party warranties that are outside the scope of the warranty offered by TWMC in subsection 5.1. TWMC may seek to enforce such third-party warranties prior to providing the applicable warranty remedies. If an individual component carries a warranty which has a greater length than the Turbine Component Set warranty, that additional length of component warranty will be assigned to DeWind or DeWind's customer upon request. TWMC will use good faith efforts to obtain warranties from the suppliers of Materials that include the following terms: (i) a general warranty term of five years, (ii) serial defect coverage triggered at a 15% failure/defect rate, (iii) replacement parts availability for a period of twenty years, (iv) technical support, (v) the placement of technical information in escrow in the event the supplier ceases to supply the Material, and (vi) an in/out warranty.

5.3 Disclaimer of Warranties. THE WARRANTIES SET FORTH IN THIS SECTION ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE).

5.4 Remedies. Should any failure to conform to this warranty occur within the applicable warranty period, TWMC will correct such nonconformity by repairing or remedying the defect at the jobsite or at TWMC's facility or other designated repair facility of its choosing. At DeWind's election, this warranty may be extended for an additional charge, and any such extension will be described in the applicable Purchase Order. In no event shall TWMC's warranty obligations include:

(a) providing working access to the defect, including the removal, disassembly, replacement or reinstallation of any equipment, materials or structures;

(b) transportation costs to and from TWMC's facilities or any designated repair facility;

(c) repairs performed without authorization from TWMC.

The remedies provided above are DeWind's exclusive remedies for any failure of TWMC to comply with its warranty obligations. Correction of nonconformity in the manner and for the period of time provided above shall constitute complete fulfillment of all obligations and liabilities of TWMC whether claims of DeWind are based in contract, in tort (including negligence or strict liability) or otherwise with respect to or arising out of the Sets furnished hereunder.

6. Term and Termination.

6.1 Term. This Agreement will become effective on the Effective Date and will remain in effect for a period of ten years (the "Initial Term"), unless terminated earlier by either party as provided herein. This Agreement will automatically renew for additional one year terms (each a "Renewal Term") unless either party provides the other with written notice of termination at least 30 days prior to the expiration of the Initial Term or any Renewal Term. If one or more Purchase Orders remain unfulfilled after termination of this Agreement and the parties agree in writing, it shall be deemed extended for purposes

of each such Purchase Order, until such time as the Purchase Order is fulfilled or the parties agree in writing to alternative arrangements with respect to such Purchase Orders. The Initial Term and all Renewal Terms, if any, comprise and are referred to herein as the "Term" of this Agreement.

6.2 Termination.

(a) Upon the failure of either party to remedy a material breach of any of its obligations under this Agreement, other than non-payment, within 60 days following receipt of written notice of said breach, the other party may terminate this Agreement immediately by written notice. If DeWind fails to make any payments due under this Agreement and does not cure that failure within twenty days of receiving notice of the failure, TWMC may terminate this Agreement immediately by written notice.

(b) If TWMC can not satisfy DeWind's requirements on shipment schedules or competitive pricing for Sets, and DeWind obtains a bid from a third-party, unaffiliated manufacturer with faster shipping schedules or lower pricing, which bid otherwise contains terms substantially similar to, or better than, those offered by TWMC and whose products provided under the bid are of a comparable quality to those provided by TWMC hereunder, and TWMC refuses to match such terms within thirty (30) days after TWMC receives written notice containing the essential terms of such bid, then DeWind shall have the right to terminate this Agreement. Additionally, DeWind may terminate this Agreement if the quality of the Sets delivered is substantially lower than DeWind could obtain from an alternative provider on substantially similar terms. The quality of the Sets will be considered substantially lower than DeWind could obtain from an alternative provider only if DeWind can demonstrate that the parties have experienced unreasonable warranty costs compared to industry standards resulting from TWMC's failure to comply with its warranties hereunder. A wrongful termination of this Agreement under this subsection 6.2(b) will be considered a termination for convenience under subsection 6.2(d).

(c) Either party may terminate this Agreement immediately upon written notice to the other party in the event that (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) the other party becomes involved in a voluntary or involuntary bankruptcy or other insolvency petition or proceeding for the benefit of its creditors, or (iii) this Agreement is assigned by such party for the benefit of creditors.

(d) Either party may terminate this Agreement without cause by providing the other party eighteen months advanced written notice specifying the date of termination.

(e) Upon termination of this Agreement by either party for any reason:

(i) TWMC will immediately cease assembling Sets, unless DeWind makes a written request, and TWMC agrees, to complete any pending Purchase Orders and/or work-in-process;

(ii) if the parties do not agree to complete pending Purchase Orders, TWMC will make available for shipment by DeWind all work-in-process and DeWind will pay TWMC actual and reasonable costs of material, labor, and packaging for such work-in-process to the extent that such costs exceed the Purchase Price already received by TWMC. To the extent that such costs are lower than the Purchase Price already received by TWMC, TWMC will refund the difference to DeWind;

(iii) each party will return any Confidential Information in that party's possession that belongs to the other party.

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(f) Upon termination of this Agreement within the Initial Term by TWMC for cause pursuant to subsections 6.2(a) or 6.2(c), or by DeWind for convenience pursuant to 6.2(d), DeWind will compensate TWMC for TWMC's direct investments relating to this Agreement based on the year of the Initial Term in which this Agreement is terminated in the amount set forth in the following chart:

Year of termination	Amount Owed
1st year	$4,500,000
2nd year	$4,050,000
3rd year	$3,600,000
4th year	$3,150,000
5th year	$2,700,000
6th year	$2,250,000
7th year	$1,800,000
8th year	$1,350,000
9th year	$900,000
10th year	$450,000

(g) Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement. Sections 5, 6, 7, 8, 12 and 14 will survive any expiration or termination of this Agreement for any reason.

7. Intellectual Property and Confidentiality.

7.1 Intellectual Property.

(a) As between DeWind and TWMC, DeWind is the owner of all Pre-Existing Intellectual Property provided by DeWind (including, but not limited to, the Specifications), and TWMC is the owner of all Pre-Existing Intellectual Property provided by TWMC (including, but not limited to, the Manufacturing Processes).

(b) DeWind hereby grants TWMC a world-wide, non-exclusive, limited, non-transferable, non-assignable, and non-sublicensable license during the Term to use the DeWind Pre-Existing Intellectual Property to purchase and manufacture Materials and assemble Sets, including components thereof, only to the extent of fulfilling orders placed by DeWind to TWMC. TWMC acknowledges the Specifications are the Pre-Existing Intellectual Property of DeWind and, except to the extent Subsection 7.3 applies, DeWind's Pre-Existing Intellectual Property is part of DeWind's Confidential Information. DeWind shall retain and own all rights, title, and interests, including all intellectual property rights, in and to the Specifications, other DeWind Pre-Existing Intellectual Property, and all modifications, improvements, and derivative works thereto. TWMC agrees to reasonably cooperate, at DeWind's cost and expense, with DeWind and its nominees, during the Term and for a reasonable period thereafter, in DeWind's efforts to obtain, perfect, protect, and/or otherwise enjoy such rights, title, and interests,

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including without limitation disclosing to DeWind all information, data and materials with respect thereto, maintaining pertinent records, and executing and delivering all documents and instruments reasonably deemed necessary by DeWind. DeWind warrants that it owns or is licensed to use, and sublicense the use of, the DeWind Pre-Existing Intellectual Property in the manner contemplated by this Agreement. To the extent TWMC makes, provides or suggests any improvements, input, feedback, comments, suggestions, fixes, changes and the like to the Specifications (collectively, "Improvements"), TWMC hereby fully assigns to DeWind all rights, title, and interests that TWMC may have in or to such Improvements.

(c) All TWMC Pre-Existing Intellectual Property belongs solely to TWMC, and TWMC has no obligation to disclose or allow DeWind access to such Pre-Existing Intellectual Property except as required for the performance of this Agreement. DeWind acknowledges that, except to the extent Subsection 7.3 applies, TWMC's Pre-Existing Intellectual Property is part of TWMC's Confidential Information. To the extent DeWind receives, deduces or has access to such Pre-Existing Intellectual Property, DeWind shall comply with the provisions of Sections 7.2 and 7.3 hereof. TWMC shall retain and own all rights, title, and interests, including all intellectual property rights, in and to the Manufacturing Processes used, invented or discovered, and all modifications, improvements, and derivative works thereto. DeWind agrees to reasonably cooperate, at TWMC's cost and expense, with TWMC and its nominees, during the Term and for a reasonable period thereafter, in TWMC's efforts to obtain, perfect, protect, and/or otherwise enjoy such rights, title, and interests, including without limitation executing and delivering all documents and instruments reasonably deemed necessary by TWMC. TWMC warrants that it owns or is licensed to use, and sublicense the use of, the TWMC Pre-Existing Intellectual Property in the manner contemplated by this Agreement. Notwithstanding anything to the contrary in this Subsection 7.1(c), DeWind shall own all modifications and improvements to the Manufacturing Processes that DeWind suggests to TWMC in writing (the "DeWind Suggested Improvements"). DeWind hereby grants TWMC a perpetual, worldwide, non-exclusive, royalty-free, irrevocable license to use, modify and create derivative works of the DeWind Suggested Improvements, and to permit others to do the same.

(d) Design improvements or enhancements made by TWMC to TWMC-manufactured sub-components (i.e. generators, converters, etc.) shall be owned by TWMC.

7.2 General Statement. In furtherance of this Agreement, it is contemplated that each party will disclose Confidential Information (the "Disclosing Party") to the other party (the "Receiving Party"). Each party agrees not to disclose the Disclosing Party's Confidential Information to any third parties without the express consent of the Disclosing Party. Further, both parties agree (i) to use the Disclosing Party's Confidential Information only as necessary for the performance of their obligations under this Agreement, and (ii) to treat the Disclosing Party's Confidential Information as they would their own proprietary information. Confidential Information may be disclosed only to those employees and subcontractors (provided that the subcontractor is not a competitor of the Disclosing Party) of the Receiving Party who (i) reasonably require access to such information for the purposes contemplated hereby, (ii) have been informed of the confidential nature of the Confidential Information, and (iii) agree to comply with the terms and conditions of this Agreement or are already subject to substantially similar restrictions on use and disclosure of the Confidential Information as those set forth herein.

7.3 Exceptions. The Receiving Party will be relieved of its obligations under Subsection 7.2 to the extent that the Confidential Information (i) was known to the Receiving Party, through no wrongful act or omission of the Receiving Party, prior to receipt hereunder and not subject to any restrictions on use or disclosure, (ii) was, at the time of disclosure by the Disclosing Party to the Receiving Party, generally

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available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to the Receiving Party; (iii) is hereafter made available to the Receiving Party without any restrictions on use or disclosure by Receiving Party from any third party having a right to do so; or (iv) is developed independently by the Receiving Party without any use, reference or access to, or reliance on the Disclosing Party's Confidential Information. If the Receiving Party is required by law, regulation, governmental or judicial order, or subpoena to disclose the Disclosing Party's Confidential Information, the Receiving Party will notify the Disclosing Party prior to any such disclosure to permit the Disclosing Party to oppose such disclosure by appropriate legal action and thereafter will only disclose the Disclosing Party's Confidential Information to the extent necessary to satisfy the Receiving Party's legal obligations. The parties agree that any breach of this Section 7 will cause serious, immediate, and irreparable harm to the Disclosing Party, that money damages would not be an adequate remedy, and that the Disclosing Party shall be entitled to injunctive relief, in addition to other remedies available at law or in equity, for any actual or contemplated breach of this Agreement, without the necessity of proving actual damages or posting a bond or other security.

8. Indemnification; Limitation of Liability.

8.1 Indemnification.

(a) Subject to the terms and conditions hereof, DeWind will defend or settle any proceeding brought against TWMC by a third party and will indemnify TWMC against, and hold TWMC harmless from any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of DeWind's performance under this Agreement (including the provision of the Specifications to TWMC), to the extent that such loss, cost, liability or expense arises out of, or in connection with, in whole or in part: (i) any claim that the Specifications or other intellectual property used or provided by DeWind infringes any Covered Patent, trademark, copyright, trade secret or other intellectual property right of any third party; (ii) any gross negligence, willful misconduct, or breach of this Agreement or any Purchase Orders by DeWind, its employees, subcontractors, or agents, including but not limited to any such act or omission that contributes to (x) any bodily injury, sickness, disease, or death, or (y) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; (iii) any violation of any applicable statute, ordinance or regulation; or (iv) ,in the case of a claim by a customer of DeWind, the actions or inaction of DeWind. Notwithstanding the foregoing, DeWind shall have no indemnification obligation with respect to any claim to the extent such claim arises out of or is in connection with (A) Pre-Existing Intellectual Property of TWMC or TWMC's affiliates, (B) compliance with TWMC's specifications or processes, (C) TWMC's failure to follow DeWind's instructions or use materials as directed by DeWind that would have avoided a claim of intellectual property infringement or rendered the Set or the Specifications non-infringing, (D) TWMC's combining with, adding to, or modifying the Set or the Specifications without the consent of DeWind, or (E) TWMC's negligence, intentional misconduct, breach of this Agreement or Purchase Order, or violation of any applicable laws, regulations, rules, or orders of a tribunal or regulatory body. For purposes of this Section 8, "Covered Patent" means a patent in any country or jurisdiction in which a Set is manufactured, sold or used.

(b) Subject to the terms and conditions hereof, TWMC will defend or settle any proceeding brought against DeWind by a third party and will indemnify DeWind against, and hold DeWind harmless from any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of TWMC's performance under this Agreement to the extent that such loss, cost, liability or expense arises out of, or is in connection with, in whole or in part: (i) any claim that TWMC's Manufacturing Processes infringe any Covered Patent, trademark, copyright, trade secret or

other intellectual property right of any third party, (ii) any gross negligence, willful misconduct, or breach of this Agreement or any Purchase Orders by TWMC, its employees, agents, or subcontractors, including but not limited to any such act or omission that contributes to (x) any bodily injury, sickness, disease, or death, or (y) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; (iii) a third-party claim of infringement of intellectual property rights resulting from TWMC's failure to follow DeWind's instructions or use materials as directed by DeWind that would have avoided the claim or rendered the relevant intellectual property of DeWind non-infringing; or (iv) any violation of any applicable statute, ordinance or regulation. Notwithstanding the foregoing, TWMC shall have no indemnification obligation with respect to any claim to the extent such claim arises out of or is in connection with (A) Pre-Existing Intellectual Property of DeWind or DeWind's affiliates, or (B) DeWind's negligence, intentional misconduct, breach of this Agreement or Purchase Order, or violation of any applicable laws, regulations, rules, or orders of a tribunal or regulatory body.

(c) The parties' indemnification obligations set forth herein are expressly conditioned upon the following: the indemnified party shall promptly (i) notify the indemnifying party of each claim (provided that any delay will not excuse a party's indemnity obligation under this Section except to the extent such delay adversely impacts the indemnifying party's ability to defend the claim); (ii) give the indemnifying party the right to control the defense and settlement of the claim, except that any settlement affecting the indemnified party's rights or interests (including any admission of liability by the indemnified party or any obligation imposed on the indemnified party) shall be subject to the prior written approval by the indemnified party; and (iii) provide the indemnifying party with information and assistance, at the indemnifying party's expense, necessary to defend or settle the claim, including without limitation asserting, or permitting the indemnifying party to assert, the intellectual property rights of the indemnified party that may assist in defending or settling the claim. The indemnified party shall make reasonable efforts to mitigate its losses and liabilities, and shall have the right to participate in the defense at its own expense (without a right of reimbursement under this indemnification provision).

(d) To the extent that the indemnified party has insurance coverage that covers any indemnified claims, the indemnified party shall assign or cause to be assigned the rights under such insurance coverage to the indemnifying party to permit the indemnifying party to recover the amount of indemnity paid; provided that the indemnified party suffers no additional damage as a result of such assignment other than the loss of the assigned rights.

8.2 Limitation of Liability. Except for breach of confidentiality obligations under this Agreement, neither party shall be liable in contract, in tort (including negligence or strict liability) or otherwise for any indirect, incidental, consequential, special, or punitive damages whatsoever, including without limitation any damage to or loss of other property or equipment, loss of business, profits or revenue, loss of use of equipment or power system, cost of capital, cost of purchased or replacement power or temporary equipment (including additional expenses incurred in using existing facilities). This provision is not intended to, and does not, limit the warranty liability of any third-party suppliers of Materials.

Except for claims arising under Section 7 (Intellectual Property and Confidentiality), Section 8 (Indemnification), and money owed under this Agreement (including any that may arise under subsection 6.2(f)), neither party's total cumulative liability hereunder shall exceed the price of the product or part on which such liability is based, even if a term of this Agreement fails its essential purpose.

8.3 Insurance. Each party agrees to maintain general comprehensive, product liability, errors and omissions, and business interruption insurance policies with reputable insurers in amounts at least equal to what they currently maintain and containing no more than the standard exceptions and disclaimers

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throughout the Term and, as applicable, for as long as their respective warranties apply to Sets sold to DeWind's customers.

9. **Security Interest**. Title to the Sets and risk of loss will pass from TWMC to DeWind on the Ship Date, unless TWMC has failed to complete the Sets by the Ship Date, in which case title to the Sets and risk of loss will pass from TWMC to DeWind when the Sets are made available for shipment. DeWind hereby grants to TWMC a purchase money security interest in all Materials and completed Sets for which any amount remains unpaid to secure payment of all of the moneys owed pursuant to the Purchase Order under which TWMC agreed to provide the Materials and/or Sets to DeWind. TWMC may, without DeWind's signature, file UCC Financing Statements in any jurisdiction to perfect any security interest granted in this Section 9. TWMC shall fully release its security interests, liens, and any other encumbrances in and on each piece of Material and/or Set immediately upon TWMC's receipt of full and indefeasible payment for such Material and/or Set , without any further action on the part of DeWind. TWMC agrees to execute waivers of liens that reasonably identify and confirm such releases upon reasonable request by DeWind and/or DeWind's customers. Despite anything to the contrary in this Agreement, TWMC shall not be entitled to enforce its security interests against any Material and/or Set unless there is a default by DeWind on the underlying Purchase Order.

10. **Representations and Covenants**. Each party represents and warrants that it has the full right and authority to enter into this Agreement and that neither the execution of this Agreement nor the transactions contemplated by this Agreement conflict with (i) any agreement to which it is a party or (ii) any court order to which it is subject. Each party further represents and warrants that it is unaware of any impediment that would inhibit its ability to perform its obligations hereunder.

11. **Force Majeure**. Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a contingency beyond such party's reasonable control, including, but not limited to riots, wars, fires, floods or storms, except that DeWind will remain obligated only for payments due on or before the occurrence of a force majeure event that precludes TWMC from fulfilling a Purchase Order. Neither party may claim a force majeure event prohibits them from making payments owed under this Agreement. A party claiming a right to be excused from performance under this Section 11 shall (i) promptly notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance, (ii) take all reasonably practicable steps to limit the effects of the occurrence, and (iii) promptly perform its obligations hereunder as soon as it shall be able to do so. If either party's failure to perform pursuant to this Section 11 continues for thirty (30) days or more, the other party shall have the right to immediately terminate this Agreement upon written notice.

12. **Notice**. Any notice, or other written communication required or permitted hereunder, shall be sufficient if made or given to the other party by personal in-hand delivery, by facsimile communication or by sending the same by first class mail, postage prepaid to the mailing address, or facsimile numbers set forth below:

If to DeWind:	If to TWMC:
DeWind, Inc. 2026 McGraw Avenue Irvine, CA 92314 Attn: President Facsimile: (949) 428-8515	TECO-Westinghouse Motor Company 5100 N. IH-35 Round Rock, TX 78681 Attn: President Facsimile: (512) 244-5500

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13. **Parent Guaranty**. As a material inducement for TWMC to enter into this Agreement, DeWind has agreed to obtain a parent guaranty in substantially the form attached hereto as Schedule 2. The term of the Parent Guaranty will be one (1) year from the Effective Date and shall automatically renew for additional one-year periods until such time as DeWind has demonstrated that it has attained sufficient net assets to satisfy its financial obligations under this Agreement.

14. **Miscellaneous**. In connection with its performance under this Agreement, each party shall comply with all applicable laws, rules, regulations, orders and guidelines. DeWind and TWMC hereby acknowledge that no party has, nor shall it acquire, any interest in any of the other party's trademarks, trade names, logos, emblems and symbols (or any derivatives thereof) unless otherwise expressly agreed in writing. The parties agree not to use any trademark or trade name of the other party, except as specifically authorized by the other party. Nothing herein will be deemed to preclude TWMC from providing the same or similar services as those undertaken under this Agreement to third parties. The parties are independent contractors, and this Agreement shall not be construed to create between TWMC and DeWind any other relationship such as, by way of example only, that of employer-employee, principal-agent, joint venturer, partners or any similar relationship, the existence of which is expressly denied by the parties hereto. The failure of either party to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. Except as provided in Subsections 4.5 and 4.6, neither party may assign this Agreement or any of its rights or obligations hereunder (it being expressly provided that a sale of all of the assets of a party will not constitute a prohibited assignment hereunder) without written approval from the other party, which may be withheld in that party's discretion. The titles and headings herein are for convenience only and should not be used to interpret or construe the terms and conditions of this Agreement. Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular include the plural as well. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws provisions. Both parties hereby consent and submit to the exclusive jurisdiction of the state and federal courts located in Travis County, Texas in all questions and controversies arising out of this Agreement. The parties expressly disclaim the application to this Agreement of the United Nations Convention on the International Sale of Goods. This Agreement may be executed in two counterparts (including by facsimile transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument. In the event that any provision of this Agreement conflicts with the Laws under which this Agreement is to be construed or if any such provision is held invalid by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with Applicable Laws. The remainder of this Agreement shall remain in full force and effect. This Agreement constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous or contemporaneous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by an authorized representative of each party.

[*Signature Page to Follow*]

IN WITNESS WHEREOF, the duly authorized representative of each party has executed this Agreement as of the Effective Date.

DeWind, Inc.	**TECO-Westinghouse Motor Company**
By:	By:
Name: Marvin Sope	Name: H. C. Meng
Title: President	Title: President

Schedule 1

Materials

1. DeWind's D8 Wind Turbine

Nacelle: The Nacelle consists of the parts listed in the applicable Bill of Materials assembled pursuant to the applicable Specifications.

Hub: The Hub consists of the parts listed in the applicable Bill of Materials assembled pursuant to the applicable Specifications.

Shipped Loose Materials: The Shipped Loose Materials consists of the parts listed in the applicable Bill of Materials packaged pursuant to the applicable Specifications provided to TWMC by DeWind.

2. DeWind's D8.2 Wind Turbine

Nacelle: The Nacelle consists of the parts listed in the applicable Bill of Materials assembled pursuant to the applicable Specifications.

Hub: The Hub consists of the parts listed in the applicable Bill of Materials assembled pursuant to the applicable Specifications.

Other Materials: The Shipped Loose Materials consist of the parts listed in the applicable Bill of Materials packaged pursuant to the applicable Specifications.

Schedule 2

Form of Parent Guaranty

PARENT GUARANTY

For valuable consideration and as a material inducement for TECO-Westinghouse Motor Company, ("TWMC") to enter into a Contract Manufacturing Agreement (the "Agreement") with DeWind, Inc. ("DeWind") or otherwise extend financial accommodations to DeWind, the parent company of DeWind, Composite Technology Corporation ("Guarantor"), hereby unconditionally and irrevocably guarantees to TWMC the prompt payment, when due, by DeWind of all of DeWind's payment and indemnification obligations under the Agreement, of whatever kind or nature, and any modifications, amendments, or supplements of or to the Agreement, including but not limited to DeWind's payment and indemnification obligations under the Purchase Orders until such time as this Parent Guaranty is terminated in accordance with Section (l) of this Guaranty.

(a) Guaranty Type. This Parent Guaranty is an absolute, unconditional, primary, and continuing, guaranty of payment and is independent of DeWind's obligations under the Agreement. Guarantor shall be primarily liable, jointly and severally, with DeWind. Nothing shall discharge or satisfy Guarantor's liability hereunder except the full payment of all of DeWind's obligations to TWMC, including any indemnification obligations. Guarantor reserves all legal and equitable defenses that are available to DeWind as a result of TWMC's breach of the Agreement or applicable law.

(b) Representations and Warranties of Guarantor.

(1) Guarantor represents and warrants that it has majority ownership and control of DeWind.

(2) Guarantor represents that DeWind has the power and authority to enter into and perform the Agreement and that Guarantor has the power and authority to enter into and perform this Parent Guaranty.

(3) Guarantor represents, acknowledges and agrees that Guarantor is deriving a material financial benefit from the Agreement. Neither TWMC nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Parent Guaranty.

All representations and warranties made by Guarantor herein shall survive the execution hereof.

(c) Authorization for Extensions or Modifications. Guarantor acknowledges and agrees that no alteration or modification of the Agreement or DeWind's obligations thereunder shall in any way limit or discharge Guarantor's liability under this Parent Guaranty except to the extent that such alteration or modification alters, releases or modifies any DeWind payment or indemnification obligation.

(d) Waiver of Notification. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest and of default, notices of acceptance of this Parent Guaranty, and notices of every kind or nature, including those of any action or non-action on the part of DeWind, TWMC, or any creditor of DeWind, TWMC, or any other person. Guarantor waives all notices of the existence, creation or incurring of new or additional obligations from DeWind to TWMC, and further waives all rights to consent thereto. Notwithstanding the foregoing, TWMC will notify Guarantor in writing at least thirty days prior to filing an action to enforce this Parent Guaranty.

(e) No Duty to Pursue Others. It shall not be necessary for TWMC (and Guarantor hereby waives any rights that Guarantor may otherwise have to require TWMC), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against DeWind or any other person, (ii) enforce TWMC's rights against any other guarantors of the obligations guaranteed hereunder, (iii) join any others liable

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hereunder in any action seeking to enforce this Parent Guaranty, or (iv) resort to any other means of obtaining payment of the obligations guaranteed hereunder, including but not limited to proceeding against or exhausting any collateral held by TWMC pursuant to the Agreement, the Purchase Orders, or otherwise. TWMC shall not be required to mitigate damages or take any other action to reduce, collect or enforce the obligations of Guarantor hereunder unless TWMC had or has such requirement with DeWind, Inc.. No failure, omission or delay on the part of TWMC in exercising any rights hereunder or in taking any action to collect or enforce payment or performance of the Agreement, the Purchase Orders shall operate as a waiver of any such right or shall, in any manner, prejudice the rights of TWMC against Guarantor.

(f) Cumulative Remedies. All of TWMC's rights, remedies and recourse under the Agreement, the Purchase Orders, or this Parent Guaranty are separate and cumulative and may be pursued separately, successively or concurrently, are non-exclusive and the exercise of any one or more of them, shall in no way limit or prejudice any other legal or equitable right, remedy or recourse to which TWMC may be entitled.

(g) Assignability. This Parent Guaranty is not assignable in whole or in part by TWMC. Guarantor may not assign its obligations hereunder, and any attempted assignment in violation of this term shall be null and void. Notwithstanding the foregoing, this Parent Guaranty shall inure to the benefit of and bind the successors and assigns of TWMC and Guarantor.

(h) Severability. In case any one or more of the provisions contained in this Parent Guaranty shall for any reason be held to be invalid; illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Parent Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(i) Choice of Law; Attorneys' Fees. This Parent Guaranty shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties related to this Parent Guaranty are performable in Travis County, Texas. Guarantor knowingly, voluntarily and intentionally waives any rights that it may have to a trial by jury in respect of any dispute arising out of or in connection with this Parent Guaranty and acknowledges that it has received full and sufficient consideration for this waiver. Guarantor agrees to pay reasonable attorneys' fees and all other costs and expenses that may be incurred by TWMC in connection with the enforcement of this Parent Guaranty or in the collection of any of the liabilities from DeWind or Guarantor to TWMC that are covered by this Parent Guaranty if and only if TWMC is awarded a judgment at any trial, arbitration, or other adjudication of TWMC's rights under this Guaranty.

(j) Entire Agreement, Amendment and Waiver. This Parent Guaranty constitutes the sole and only guaranty agreement of Guarantor to TWMC and supersedes any prior understandings or written or oral guaranties between Guarantor and TWMC respecting DeWind. No amendment to, or waiver of, any provision of this Parent Guaranty shall be effective unless in writing and signed by both parties. The waiver by either party of any breach or default shall not constitute a waiver of any different or subsequent breach or default.

(k) Legal Construction. In case any one or more of the provisions contained in this Parent Guaranty shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision in this Parent Guaranty and this Parent Guaranty shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in it.

(l) Term; Termination. The term of this Parent Guaranty will be one (1) year from the Effective Date of the Agreement and shall automatically renew for additional one-year periods until such time as DeWind has demonstrated that it has attained sufficient net assets to satisfy its financial obligations under the Agreement.

Executed on May 30, 2008.

Guarantor:

MW

Composite Technology Corporation, a Nevada corporation

By: ______________________

Name: ______________________

Title: ______________________

PARENT GUARANTY

For valuable consideration and as a material inducement for TECO-Westinghouse Motor Company, ("TWMC") to enter into a Contract Manufacturing Agreement (the "Agreement") with DeWind, Inc. ("DeWind") or otherwise extend financial accommodations to DeWind, the parent company of DeWind, Composite Technology Corporation ("Guarantor"), hereby unconditionally and irrevocably guarantees to TWMC the prompt payment, when due, by DeWind of all of DeWind's payment and indemnification obligations under the Agreement, of whatever kind or nature, and any modifications, amendments, or supplements of or to the Agreement, including but not limited to DeWind's payment and indemnification obligations under the Purchase Orders until such time as this Parent Guaranty is terminated in accordance with Section (l) of this Guaranty.

(a) <u>Guaranty Type</u>. This Parent Guaranty is an absolute, unconditional, primary, and continuing, guaranty of payment and is independent of DeWind's obligations under the Agreement. Guarantor shall be primarily liable, jointly and severally, with DeWind. Nothing shall discharge or satisfy Guarantor's liability hereunder except the full payment of all of DeWind's obligations to TWMC, including any indemnification obligations. Guarantor reserves all legal and equitable defenses that are available to DeWind as a result of TWMC's breach of the Agreement or applicable law.

(b) <u>Representations and Warranties of Guarantor</u>.

(1) Guarantor represents and warrants that it has majority ownership and control of DeWind.

(2) Guarantor represents that DeWind has the power and authority to enter into and perform the Agreement and that Guarantor has the power and authority to enter into and perform this Parent Guaranty.

(3) Guarantor represents, acknowledges and agrees that Guarantor is deriving a material financial benefit from the Agreement. Neither TWMC nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Parent Guaranty.

All representations and warranties made by Guarantor herein shall survive the execution hereof.

(c) <u>Authorization for Extensions or Modifications</u>. Guarantor acknowledges and agrees that no alteration or modification of the Agreement or DeWind's obligations thereunder shall in any way limit or discharge Guarantor's liability under this Parent Guaranty except to the extent that such alteration or modification alters, releases or modifies any DeWind payment or indemnification obligation.

(d) <u>Waiver of Notification</u>. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest and of default, notices of acceptance of this Parent Guaranty, and notices of every kind or nature, including those of any action or non-action on the part of DeWind, TWMC, or any creditor of DeWind, TWMC, or any other person. Guarantor waives all notices of the existence, creation or incurring of new or additional obligations from DeWind to TWMC, and further waives all rights to consent thereto. Notwithstanding the foregoing, TWMC will notify Guarantor in writing at least thirty days prior to filing an action to enforce this Parent Guaranty.

(e) <u>No Duty to Pursue Others</u>. It shall not be necessary for TWMC (and Guarantor hereby waives any rights that Guarantor may otherwise have to require TWMC), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against DeWind or any other person, (ii) enforce TWMC's rights against any other guarantors of the obligations guaranteed hereunder, (iii) join any others liable hereunder in any action seeking to enforce this Parent Guaranty, or (iv) resort to any other means of obtaining payment of the obligations guaranteed hereunder, including but not limited to proceeding against or exhausting any collateral held by TWMC pursuant to the Agreement, the Purchase Orders, or otherwise. TWMC shall not be required to mitigate damages or take any other action to reduce, collect or enforce the obligations of Guarantor hereunder unless TWMC had or has such requirement with DeWind, Inc.. No failure, omission or delay on the part of TWMC in exercising any rights hereunder or in taking any action to

collect or enforce payment or performance of the Agreement, the Purchase Orders shall operate as a waiver of any such right or shall, in any manner, prejudice the rights of TWMC against Guarantor.

(f) Cumulative Remedies. All of TWMC's rights, remedies and recourse under the Agreement, the Purchase Orders, or this Parent Guaranty are separate and cumulative and may be pursued separately, successively or concurrently, are non-exclusive and the exercise of any one or more of them, shall in no way limit or prejudice any other legal or equitable right, remedy or recourse to which TWMC may be entitled.

(g) Assignability. This Parent Guaranty is not assignable in whole or in part by TWMC. Guarantor may not assign its obligations hereunder, and any attempted assignment in violation of this term shall be null and void. Notwithstanding the foregoing, this Parent Guaranty shall inure to the benefit of and bind the successors and assigns of TWMC and Guarantor.

(h) Severability. In case any one or more of the provisions contained in this Parent Guaranty shall for any reason be held to be invalid; illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Parent Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(i) Choice of Law; Attorneys' Fees. This Parent Guaranty shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties related to this Parent Guaranty are performable in Travis County, Texas. Guarantor knowingly, voluntarily and intentionally waives any rights that it may have to a trial by jury in respect of any dispute arising out of or in connection with this Parent Guaranty and acknowledges that it has received full and sufficient consideration for this waiver. Guarantor agrees to pay reasonable attorneys' fees and all other costs and expenses that may be incurred by TWMC in connection with the enforcement of this Parent Guaranty or in the collection of any of the liabilities from DeWind or Guarantor to TWMC that are covered by this Parent Guaranty if and only if TWMC is awarded a judgment at any trial, arbitration, or other adjudication of TWMC's rights under this Guaranty.

(j) Entire Agreement, Amendment and Waiver. This Parent Guaranty constitutes the sole and only guaranty agreement of Guarantor to TWMC and supersedes any prior understandings or written or oral guaranties between Guarantor and TWMC respecting DeWind. No amendment to, or waiver of, any provision of this Parent Guaranty shall be effective unless in writing and signed by both parties. The waiver by either party of any breach or default shall not constitute a waiver of any different or subsequent breach or default.

(k) Legal Construction. In case any one or more of the provisions contained in this Parent Guaranty shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision in this Parent Guaranty and this Parent Guaranty shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in it.

(l) Term; Termination. The term of this Parent Guaranty will be one (1) year from the Effective Date of the Agreement and shall automatically renew for additional one-year periods until such time as DeWind has demonstrated that it has attained sufficient net assets to satisfy its financial obligations under the Agreement.

Executed on May 30, 2008.

Guarantor:

Composite Technology Corporation, a Nevada corporation

By: [signature]

Name: Benton H Wilcoxon

Title: CEO